UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 25, 2008

(Date of earliest event reported)

WESTAFF, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

000-24990	94-1266151
(Commission	(I.R.S. Employer
File Number)	Identification No.)

298 North Wiget Lane, Walnut Creek, CA 94598

(Address of Principal Executive Offices, including Zip Code)

(925) 930-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b)  under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01        Entry into a Material Definitive Agreement.

On August 25, 2008, Westaff, Inc. (the “Company”), Westaff (USA), Inc. (“Westaff USA”), which is a wholly owned subsidiary of the Company, Westaff Support, Inc. and MediaWorld International, which are wholly-owned subsidiaries of Westaff (USA) (together with the Company and Westaff USA, each a “Borrower” and, collectively, the “Borrowers”), entered into a loan agreement (the “Subordinated Loan Agreement”) with DelStaff, LLC, as Subordinated Lender (the “Subordinated Lender”).  DelStaff, LLC is the Company’s principal stockholder.  The Borrowers also entered into certain other loan and collateral documents and other related documents contemplated by the Subordinated Loan Agreement (together with the Subordinated Loan Agreement, the “Subordinated Loan Documents”).

The obligations of the Borrowers under the Subordinated Loan Agreement will be subordinated to the existing obligations (the “Senior Loan Obligations”) under the Financing Agreement, dated as of February 14, 2008, as amended (the “Financing Agreement”), by and among Westaff USA, the Company, the lenders party thereto (the “Senior Lenders”) and U.S. Bank National Association, as agent for the Senior Lenders and letter of credit issuer.  The terms of such subordination are set forth in an intercreditor and subordination agreement, by and between the Senior Lenders and the Subordinated Lender (the “Intercreditor Agreement”).

The Subordinated Loan Agreement will provide a loan facility that allows the Borrowers to request loan advances (the “Subordinated Loans”) in an aggregate principal amount of up to $3,000,000, The maturity date of the Subordinated Loan Agreement is August 15, 2009 (the “Maturity Date”).

The unpaid principal balance under the Subordinated Loans bears interest at an annual rate of twenty percent (20%).  Interest is payable-in-kind and accrues monthly in arrears on the first day of each month as an increase in the principal amount of the Subordinated Loans.  A default rate applies on all obligations under the Subordinated Loan Agreement from and after the Maturity Date and also during the existence of an Event of Default (as defined in the Subordinated Loan Agreement) at an annual rate of ten percent (10%) payable-in-kind over the then-existing applicable interest rate and if principal is not repaid on the Maturity Date, an additional 5% of outstanding principal must be paid along with the default rate interest.  The obligations under the Subordinated Loan Agreement are secured by a security interest in substantially all of the existing and future assets (the “Subordinated Collateral”) of the Borrowers.  The lien granted to the Subordinated Lender in the Subordinated Collateral is subordinated to the lien in that same collateral granted to the Senior Lenders.  The Subordinated Loans may be used by the Borrowers for their working capital and general business purposes, but for no other purposes, without the consent of the Subordinated Lender.  Borrowings in excess of $1,000,000 are subject to the approval of the Subordinated Lender.  The Subordinated Loans may be prepaid without penalty, subject to approval by the Senior Lenders and the terms of the Intercreditor Agreement.

Under certain circumstances, the Borrowers must prepay all or a portion of any amounts outstanding under the Subordinated Loan Agreement, subject to the terms of the Intercreditor Agreement.

Under the terms of the Subordinated Loan Agreement, the Borrowers have agreed to pay to the Subordinated Lender a facility fee at the closing in the amount of $150,000 which will be added to the principal of the Subordinated Loans at the closing, but will not reduce the availability of the $3,000,000 of Subordinated Loans under the Subordinated Loan Agreement.

John R. Black, Michael R. Phillips and Michael T. Willis, who are members of the Company’s board of directors, are managers of DelStaff, LLC and also hold positions with H.I.G. Capital, L.L.C., which is an affiliate of DelStaff, LLC.  Each of Mr. Black, Mr. Phillips and Mr. Willis was either not present or abstained from the vote by the Company’s board of directors to approve the Subordinated Loan Agreement and the transactions contemplated thereby.

The foregoing description of the Subordinated Loan Agreement is qualified in its entirety by reference to the terms of the Subordinated Loan Agreement, a copy of which will be filed as an exhibit to the Company’s next Annual Report on Form 10-K for the fiscal year ending November 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WESTAFF, INC.

By:	/s/ Christa C. Leonard
Christa C. Leonard
Senior Vice President and Chief
Financial Officer

Date:  August 27, 2008